Exhibit 10.1

December 3, 2021

Matthew Simmes
5433 Westheimer Road, Suite 500
Houston, Texas 77056
Dear Mr. Simmes,

This letter is to memorialize the terms of your agreement with IES Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”). Effective December 3, 2021, the Board of Directors of the Company hereby appoints you as Chief Operating Officer of the Company under terms set forth below:

•Base Salary: A monthly salary of $50,000, or $600,000 on an annual basis, payable in accordance with the Company’s standard payroll schedule. A Company laptop, mobile phone, and corporate credit card have been provided for business purposes. The Company’s Human Resources and Compensation Committee will review your compensation on an annual basis.

•Short-Term Incentive Award: You will be eligible for an annual award under the Company’s Short-Term Incentive Plan (“STIP”). For fiscal year 2022, your target STIP Award is set at 100% of your annual salary, pro-rated to reflect 10 months of employment as Chief Operating Officer during fiscal year 2022, or $500,000; 66.67% of the target STIP award will be based on Company performance and 33.33% of the target STIP award will be based on achievement of your individual goals. Notwithstanding anything in the STIP to the contrary, your actual STIP Award for fiscal year 2022 will be no less than $500,000, subject to your continued employment through the payment date.

•Long-Term Incentive Award: On December 3, 2021, you will be granted phantom stock units (“PSUs”) under the Company’s Long-Term Incentive Plan Annual Grant Program, as amended and restated, and on the Form of IES Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan Phantom Stock Unit Award Agreement with a vesting date in mid-December 2024 (the “Vesting Date”) and a grant date fair value of $600,000. The vesting of 66.67% of these PSUs will be subject to Company achievement of financial goals for the 2022-2024 fiscal years, and 33.33% will be subject to time-based vesting. You must remain employed with the Company through the Vesting Date in order to vest in these PSUs.

•Phantom Stock Unit Grant: On December 3, 2021, you will receive a one-time grant of 50,000 PSUs pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan, as further described in the Phantom Stock Unit Award Agreement attached as Exhibit A.

•Benefits. You will be eligible to participate in the Company’s medical, dental, vision, disability, 401(k) and other benefit plans, subject to the terms and conditions of such plans. You will be deemed a “Covered Executive” for the purposes of the Company’s Amended and Restated Executive Officer Severance Benefit Plan entitled to receive the benefits set forth therein, on the terms set forth therein. The Company reserves the right to amend, modify or terminate any of its benefits plans or programs at any time and for any reason.

Your responsibilities include all aspects of the customary functions typically performed by a Chief Operating Officer of a public company. Travel will be required for this position. Your reasonable travel and lodging expenses incurred will either be paid for by the Company or you will be reimbursed for such expenses in accordance with Company policy.
Please indicate your acceptance of these terms by signing the below Confirmation of Acceptance and returning it to me by email. If you should have any questions concerning the above, please contact me at (713) 860-1587.

Sincerely,

/s/ Mary Newman
Mary Newman
General Counsel and Corporate Secretary

CONFIRMATION OF ACCEPTANCE

This offer letter is intended to clarify the terms of my employment with the Company. Nothing in this letter should be considered as altering the employment at-will relationship or creating an express or implied contract or promise.

Accepted this 3rd day of December, 2021

/s/ Matthew Simmes

Matthew Simmes